FOR IMMEDIATE RELEASE                                                     EXHIBIT 99.1

Media Contact: Tammy Nystuen, Select Comfort (763) 551-7496 tammy.nystuen@selectcomfort.com	Janet Northen, McKinney (919) 313-4062 jnorthen@mckinney-silver.com

SELECT COMFORT NAMES
McKINNEY AS ITS CREATIVE AGENCY OF RECORD

MINNEAPOLIS - (Nov. 8, 2006) - Select Comfort Corporation (NASDAQ:SCSS), the nation's leading bed retailer and creator of the Sleep Number® bed, today announced that it has chosen McKinney, a majority-owned, independent operating unit of Havas, as its creative agency of record, effective immediately.

“We are at a pivotal point in the evolution of the Sleep Number® brand, and we believe the culture, passion and energy that McKinney will bring to this account will help elevate our brand to the next level,” said Doug Collier, senior vice president and chief marketing officer, Select Comfort. “Using a unique and holistic process, their extraordinary people have already identified some meaningful insights into our business, and we look forward to using these insights to further hone and develop a fully integrated creative platform moving forward.”

  McKinney, based in Durham, N.C., was one of four agencies competing for the business. Creators of such memorable campaigns as the Travelocity Roaming Gnome and Audi’s “Art of the Heist,” McKinney possesses deep experience in consumer-driven campaigns that achieve measurable results for its clients. McKinney Chairman and CEO Brad Brinegar said, “We are thrilled to partner with a company that is revolutionizing its industry and, like McKinney, is a mission-driven organization that really believes in extraordinary possibilities.”

Select Comfort would like to recognize Select Resources International, who played an integral role in facilitating a highly productive and successful search.

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About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 30 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort's products are sold through more than 400 company-owned retail stores located nationwide; through selected furniture retailers and specialty bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

About McKinney
McKinney is a marketing communications firm that is going beyond the standard definition of campaign to create richer conversations between brands and their best prospects. Headquartered in Durham, North Carolina, McKinney’s clients include Audi of America, Full Frame Documentary Film Festival, The NASDAQ Stock Market, Select Comfort Corporation, Polaris Industries, Qwest Communications, Rare Hospitality and Travelocity. McKinney is an independent operating unit of Havas.

(1) Top 25 Bedding Retailers, Furniture Today, August 14, 2006.

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